Exhibit 99.1

INX Acquires AdvancedNetworX, Inc.; Expands Into North Carolina

HOUSTON--(BUSINESS WIRE)--INX, Inc. (NASDAQ: INXI) announced today that it has acquired the operations of AdvancedNetworX, Inc., a Raleigh, North Carolina-based network consulting organization.

INX is continuing to execute on its growth strategy with the acquisition of AdvancedNetworX, a Cisco Systems Silver Partner with Advanced Certifications in Security and Unified Communications. AdvancedNetworkX, founded in September 2007, generated revenue of approximately $1.6 million for the 12 months ended June 30, 2009. The acquisition will initially add twelve employees and will create a presence for INX in the mid Atlantic region and will operate as INX’s North Carolina Operations.

Mark Hilz, President and COO of INX commented, “INX is gaining a strategic geography in the Raleigh area of North Carolina, along with a very seasoned management team via this acquisition. While AdvancedNetworX is a relatively early-stage organization today, Mark Alexander, the CEO of AdvancedNetworX, and our new North Carolina Regional Vice President, previously founded and built the largest Cisco Gold Partner in that region. AdvancedNetworX has a strong customer base that they have developed from a dedication to customer service and engineering excellence. As part of INX, AdvancedNetworX will have the ability to leverage INX’s strong balance sheet, managed services offering,  and national presence that has achieved the highest-level certifications from industry leaders like Cisco Systems, VMware and NetApp.”

Mark Alexander, CEO of AdvancedNetworX Inc, commented, “We are looking forward to joining the INX team. INX is one of the leading national companies in our industry, which will give us an immediate opportunity to grow our offerings and provide our clients with services like data center solution architecture and managed services.”

Mr. Alexander will join INX as Vice President of Regional Sales Operations for the INX North Carolina Region.

Commenting on the transaction, James Long, INX’s Chairman & CEO said, “The acquisition of AdvancedNetworX will provide an entry into an important new market for INX. We are excited about the prospects for this market and the experienced team of professionals who will be joining the INX organization through this transaction.”

The acquisition closed on July 17, 2009, and was structured as an asset purchase of the operations of AdvancedNetworX, Inc. The initial purchase price paid at closing consisted of $385,000 in cash and 2,000 shares of INX common stock. Additional contingent purchase consideration will be paid on each of the first, second and third anniversaries of the closing of the transaction, each of which will be based on the achievement of certain performance targets for operating income contribution from the acquired operations.

About INX Inc.:

INX Inc. (NASDAQ:INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. We offer a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Our services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Our customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of our focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.

Safe Harbor Statement:

The statements contained in this document that are not statements of historical fact, including, but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected benefits from the announced acquisition transaction. All such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Contact:

INX Inc.
Chief Financial Officer
Brian Fontana, 713-795-2000
Brian.Fontana@inxi.com